EXHIBIT 10.2

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT entered into at Northbrook, IL on October 29, 2007, is by and between TeknoCreations, Inc., a Nevada corporation (the “Borrower”) and Micro Pipe Fund I, L.L.C., a Minnesota limited liability company (“Payee” or “Lender” or “Secured Party”), and is executed pursuant to the Secured Convertible Note Agreement dated of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Secured Convertible Note” or the “Note”), between Borrower and Lender.

RECITALS

WHEREAS, in conjunction with the sale of certain shares of TeknoCreations, Inc. as set forth in the Secured Convertible Note, the Borrower has requested that the Lender provide a loan of  $250,000, to the Borrower (the “Loan”); and

WHEREAS, the Lender has agreed to make such Loan subject to the terms of the Secured Convertible Note; and

WHEREAS, the Borrower and Lender, will receive direct and indirect benefits from the Stock Purchase Agreement and the Loan under the Secured Convertible Note; and

WHEREAS, it is a condition precedent to the obligations of the Lender to make the Loan under the Secured Convertible Note that the Borrower and Lender execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the promises herein and to induce the Lender to enter into the Secured Convertible Note and to make the Loan thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; TERMS GENERALLY

Section 1.01  Definitions.  As used herein:

(a)  terms defined above have the meanings given such terms above;

(b)  unless otherwise defined herein, terms defined in the Secured Convertible Note and used herein have the meanings given to them in the Secured Convertible Note;

(c)  unless otherwise defined herein, terms defined in the Uniform Commercial Code (as defined herein) and used herein have the same meanings herein as specified therein; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article of the Uniform Commercial Code, then such term has the meaning specified in Article 9; and

(d)  the following terms have the following meanings:

“Agreement” means this Pledge and Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral” has the meaning given such term in Section 2.01.

“Obligations” means the collective reference to the payment and performance when due of all indebtedness, liabilities, obligations and undertakings of the Borrower (including, without limitation, all Indebtedness) of every kind or description arising out of or outstanding under, advanced or issued pursuant to, or evidenced by, the Loan Documents.

“Pledged Property” shall have the same meaning as “Collateral”.

“Loan Documents” means this Agreement, the Secured Convertible Note, the Warrant Agreement and any other document made, delivered or given in connection with any of the foregoing.

“Warrant Agreement” means that certain Warrant Agreement from Borrower to the Lender in the form attached hereto as Exhibit “C”, as the same may be amended, modified or supplemented from time to time.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of Illinois.

Section  1.02  Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

ARTICLE II
GRANT OF SECURITY INTEREST

Section  2.01  Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, the Borrower hereby pledges to the Secured Party, and hereby grants to the Secured Party, a first priority continuing security interest in, lien on and right of setoff against, all of all assets of the Borrower (the “Collateral”).

Section  2.02  Authorization to File Financing Statements. The Lender and Borrower hereby irrevocably authorize the Secured Party at any time and from time to time to file in any filing office in any relevant jurisdiction any initial financing statements and amendments thereto indicating the Collateral in such form as may be required by the Secured Party. The Borrower agrees to furnish any information reasonably requested by the Secured Party for such purposes promptly upon the Secured Party’s request.  The Borrower also ratifies its authorization for the Secured Party to have filed in any relevant jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.  In addition, to perfect security interests by Secured Party’s possession, Borrower will deliver to Secured Party the Collateral, with a separate endorsement signed in blank, and a certificate representing the Borrower Stock, together with stock powers endorsed in blank sufficient to effect a transfer of such stock. Upon payment in full of the Obligations, Secured Party shall return possession of all Collateral to Borrower and release all filed and recorded financing statements or other evidence of the security interests arising hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to Secured Party, as of the date hereof and at all times during the terms of this Agreement, as follows:

Section 3.01  Organization. The Borrower is duly organized, validly existing and in good standing under the laws of Nevada, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted.

Section  3.02  Authority; Enforceability. The execution and delivery by the Borrower of this Agreement and the other Loan Documents and the performance of its obligations hereunder and thereunder are within the powers of the Borrower and have been duly authorized by all necessary corporate Board approval, and do not contravene any law, regulation, or order applicable to the Borrower or any of its properties or assets or any contractual restriction which may, individually or in the aggregate, have a material adverse effect on the business, prospects or condition (financial or otherwise) of the Borrower.

Section 3.03  Perfected First Priority Liens. The security interests granted pursuant to this Agreement upon the filing of a financing statement describing the Collateral with the Secretary of State of Nevada and delivery of possession of the Collateral, shall constitute valid perfected security interests of the Collateral in favor of the Secured Party as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of the Borrower and any Persons purporting to purchase any Collateral from the Borrower and there are no prior or other Liens on the Collateral in existence on the date hereof.

Section 3.04  Solvency. The Borrower is not insolvent as of the date hereof and will not be rendered insolvent as a result of this Agreement.

ARTICLE IV
AFFIRMATIVE COVENANTS

The Borrower hereby unconditionally covenants and agrees with the Secured Party, until the entire Obligation shall have been paid in full as follows:

Section  4.01  Maintenance of Perfected Security Interest; Further Documentation.

(a)  The Borrower shall maintain the security interest and lien created by this Agreement as a perfected security interest and lien having at least the priority described in Section 3.03; and

(b)  The Borrower shall promptly give notice to the Secured Party of, and shall defend against, any suit, action, proceeding or lien that involves the Collateral or that could adversely affect the security interest and lien granted by it hereunder, and the Borrower shall defend the security interest and lien created by this Agreement against the claims and demands of all Persons whomsoever; and

(c)  The Lender and Borrower will furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request.

(d)  The Lender and Borrower shall timely perform and comply with all provisions of the Loan Documents.

ARTICLE V
NEGATIVE COVENANTS

Section  5.01  Restrictions on Sales and other Dispositions. The Borrower shall not sell, assign, convey, pledge, encumber, transfer, redeem, exchange, substitute, replace or otherwise dispose of or abandon all or any part of the Collateral without the prior written consent of the Secured Party.

Section  5.02  Impairment of Security Interest. The Borrower will not take or fail to take any action which would in any manner impair the enforceability or priority of the Secured Party’s security interest in any Collateral, impair the Collateral or the rights, remedies, powers and privileges conferred on the Secured Party pursuant to this Agreement or by operation of law or otherwise.

ARTICLE VI
WARRANTS, REGISTRATION

Section 6.01  Warrants.  Borrower agrees to have issued in Lender’s name or its designee, warrants to purchase Borrower Common Stock in accordance with the Warrant Agreement.

Section 6.02  Registration.  Lender shall have full registration rights on the Warrant shares exercised.

ARTICLE VII
EVENT OF DEFAULT

Section  7.01  Event of Default.  One or more of the following events or circumstances shall constitute an “Event of Default” hereunder:

A.  An “Event of Default” under the Secured Convertible Note or any other Loan Document shall occur and be continuing; or

B.  The Borrower shall fail to pay any amount hereunder or under any other Loan Document to which it is a party when the same shall become due and payable.

ARTICLE VIII
RIGHTS AND REMEDIES

Section  8.01  Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, the Secured Party may exercise, in addition to all other rights and remedies granted to it in the Secured Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law or otherwise available at law or equity.  All proceeds of sale of any Collateral shall be applied to the Obligations, and Borrower shall be entitled to any surplus proceeds or Collateral remaining after the Obligations are paid in full.

ARTICLE IX
MISCELLANEOUS

Section  9.01  Notices.  All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 12 of the Secured Convertible Note (including provisions regarding a change of address or telecopy number of a party).

Section  9.02  Amendments. No amendment, supplement or modification of this Agreement, and no waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same has been agreed to in writing by the parties.

Section  9.03  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that any assignment must be approved in writing by the other party. Such written consent shall not be unreasonably withheld by either party.

Section  9.04  Governing Law; Consent to Jurisdiction.

(a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

(b)  Any legal action or proceeding with respect to this Agreement or any other loan document shall be brought in the Courts of the State of Illinois.

Section  9.05  Entire Agreement. This written Agreement and the other Loan Documents represent the entire agreement among the parties as to the subject matter hereof.

IN WITNESS WHEREOF, intending to be legally bound, the Borrower has caused this Agreement to be duly executed as of the date first above written.

TeknoCreations, Inc.

By: /s/ George Stevens
George Stevens Title: CEO

Accepted:

Micro Pipe Fund I, L.L.C.
155 Revere Drive, Suite 10
Northbrook IL 60062
Phone:(847) 291-7711; Fax:(847) 291-7733

By: /s/ Randall S. Goulding
Name: Randall S. Goulding
Title: Manager